Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Announces Director Changes

HOUSTON (September 10, 2020) – Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that they have received notice from an affiliate of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”) that Robert V. Sinnott will be retiring from service as Kayne Anderson’s designated representative on the Board of Directors of PAA GP Holdings LLC (“GP Holdings”) effective as of September 30, 2020, and that effective as of October 1, 2020, he will be replaced by Kevin McCarthy, Vice Chairman of Kayne Anderson. Mr. Sinnott has served as a director of GP Holdings and its predecessors and affiliates for over 25 years.

“We would like to thank Bob for his many years of service as a director and as chairman of the compensation committee. We are grateful for Bob’s leadership, experience, guidance and friendship and wish him well,” said Willie Chiang, Chairman and CEO of PAA and PAGP. “We are also pleased to welcome Kevin to the Board and look forward to working with him.”

Mr. McCarthy currently serves as Vice Chairman at Kayne Anderson, where he co-founded the firm’s energy infrastructure securities activities, and served as CEO and Chairman of the Board of Directors for Kayne Anderson’s closed-end funds from 2004 through July 2019. Prior to joining Kayne Anderson in 2004, Mr. McCarthy was global head of energy investment banking at UBS Securities LLC and held similar positions at PaineWebber Incorporated and Dean Witter Reynolds. Mr. McCarthy serves as a director of Altus Midstream Company and Whiting Petroleum Corporation, and previously served as a director of Range Resources Corporation, ONEOK, Inc., Emerge Energy Services LP and K-Sea Transportation Partners L.P. Mr. McCarthy earned a BA in economics and geology from Amherst College and an MBA in Finance from the Wharton School at the University of Pennsylvania.

The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP. As detailed in PAA’s and PAGP’s annual Proxy Statement filings, Kayne Anderson holds a previously negotiated legacy contractual right to designate an individual to serve as a director on the GP Holdings Board, provided that Kayne Anderson and its qualifying affiliates satisfy certain minimum equity ownership requirements.

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”) and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contact:

Brett Magill
Director, Investor Relations

866-809-1291

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